EXHIBIT 99.1

                     PRESS RELEASE DATED SEPTEMBER 4, 2001


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GASCO
ENERGY


NEWS RELEASE
FOR IMMEDIATE RELEASE

                        GASCO PROVIDES OPERATIONS UPDATE
                COMPANY NEARS COMPLETION ON TWO UINTA BASIN WELLS
                  ADDS CALIFORNIA PROJECT TO OPERATING CORE MIX

DENVER - September 4, 2001 -Gasco Energy, Inc. (OTCBB: GASE) today provided an interim update on activities on its Riverbend Project in the Uinta Basin and in California.

UINTA BASIN DRILLING AND COMPLETION ACTIVITIES
Production casing was set on the Federal 24-7 well in Gasco's Riverbend Project in Uintah County, Utah. The Federal 24-7, the second drilled by Phillips Petroleum under the Phillips/Gasco agreement to develop part of Gasco's Riverbend acreage, was drilled to a total depth of 12,730 feet, reaching the Mancos Formation objective. Production casing was set at 12,054 feet, not total depth, due to mechanical complications.

The well is presently waiting on additional completion work in various zones of the Mesaverde Formation. The Federal 24-7 is located approximately eight miles southwest of the Federal 31-29, Gasco and Phillips' first well drilled together. Additional geologic and engineering tests will be conducted to determine the potential aerial extent of the two discoveries.

Phillips has also set production casing on the third well in the program, the Federal 34-29, located approximately three-quarter of a mile south of the Federal 31-29. This well was drilled to a depth of 12,600 feet in the Mancos. Completion operations will commence by month end.

Pipeline connections to the Federal 31-29, the first well drilled by Phillips and Gasco in the Riverbend Project, are moving as scheduled. First production could flow through the pipeline by the end of September. The Federal 31-29 also encountered natural gas sands in the Wasatch Formation.

"These three geologically successful wells validate our play concept of a regional basin-centered gas accumulation in this portion of the Uinta Basin," stated Mark Erickson, Gasco CEO and


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GASCO
ENERGY



President. "The wells validate our geologic model extending the Greater Natural Buttes fields to the west onto Gasco and Phillips acreage."

"We are actively developing prospects and leads to drill as part of our 2001 and 2002 program," added Erickson. "Gasco has staked thirteen Wasatch locations and is finalizing negotiations to secure a drilling rig. With BLM approval, Gasco could begin drilling early in the fourth quarter."


CALIFORNIA SEISMIC OPTION SIGNED
Gasco recently reached agreement with Torch Nuevo Company to shoot and interpret more than five and one half miles of 120 fold seismic in its Willow Springs Prospect in the southern San Joaquin Basin of California. The agreement also provides the option for Torch to drill a test well on the option lands. The company can give no assurance that it will be successful in developing any economically drillable prospect.


About Gasco Energy
Gasco Energy is a Denver-based natural gas and oil exploration and development company that focuses on natural gas rich prospects in the Rocky Mountain area of the United States. The Company currently holds interest in more than 135,000 gross acres in Utah. For more information about Gasco please visit WWW.GASCOENERGY.COM or contact John Foulkes or Peter Forward toll free at 800-645-9254

Forward-looking statements
Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

Contacts for Gasco Energy Inc.:
Media                                                Investor Relations:
Mark Erickson/ W. King Grant                         Peter Forward
(303) 483-0044                                       (800) 645-9254
INFO@GASCOENERGY.COM                                 Stock Symbol:  GASE